Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-11 of our report dated January 17, 2013, related to the consolidated balance sheet of Griffin-American Healthcare REIT III, Inc. and subsidiary appearing in the prospectus, which is part of this registration statement, and to the reference to us under the heading “Experts” in such prospectus.
/s/ Deloitte & Touche LLP
Los Angeles, California
January 17, 2013